Exhibit 23.2

Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2018, with respect to the consolidated financial statements included in the Annual Report of B.O.S. Better Online Solutions Ltd. on Form 20-F for the year ended December 31, 2017. We consent to the incorporation by reference of said report in the Registration Statements of B.O.S. Better Online Solutions Ltd. on Forms F-3 (File No. 333-223158, 333-212399, 333-205572, 333-191117, 333-130048 and 333-152020) and Forms S-8 (File No. 333-160414, 333-148318, 333-136957, 333-110696, 333-100971, 333-11650 and 333-179253).

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel

March 29, 2018